OrthoPediatrics Corp. Reports Fourth Quarter and Full Year 2023 Financial Results

Record full year 2023 revenue of $148.7 million increased 22% compared to prior year

WARSAW, Ind., March 6, 2024 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter and Full Year 2023 & Recent Business Highlights
•Helped nearly 20,000 children in the fourth quarter 2023 and approximately 82,000 for full year 2023, bringing the total to over 710,000 since the inception of OrthoPediatrics, including Boston Orthotics & Prosthetics, the combined organizations have helped more than 1.0 million kids
•Generated total revenue of $37.6 million for fourth quarter 2023, up 21% from $31.0 million in fourth quarter 2022; domestic revenue increased 24% and international revenue increased 13% in the quarter
•Generated record total annual revenue of $148.7 million for full year 2023, up 22% from $122.3 million in 2022; domestic revenue increased 20% and international revenue increased 26% in 2023
•Achieved record full year adjusted EBITDA of $5.0 million in 2023, compared to $0.2 million in 2022
•Launched 8 new products in 2023 including the RESPONSETM Power Scoliosis System, GIRO® Growth Modulation System, Pediatric Nailing Platform Tibia System, DF2® Brace, Mitchell Ponseti® Plus Bar (“MP+"), and the Levity Device
•Announced acquisition of Boston Orthotics & Prosthetics, expanding OrthoPediatrics Specialty Bracing Division "OPSB" with pediatric orthotics management business offering leading technology and pediatric care through dedicated clinics
•Strengthened balance sheet by closing $80 million debt financing to support the Boston Orthotics & Prosthetics acquisition and future business requirements
•Reiterated full year 2024 revenue guidance to be in a range of $197.0 million to $200.0 million, representing growth of 32% to 34% compared to 2023

“2023 was another strong year for OrthoPediatrics as we delivered record top-line results and outperformed our adjusted EBITDA expectations. We continue to benefit from an extremely diverse business from which we saw strength across all segments this year. Both our trauma and deformity and scoliosis businesses continue to capture market share and drive growth,” commented David Bailey, President & CEO of OrthoPediatrics. “Looking ahead, we believe we are in an extremely strong position for 2024 and we have the right drivers in place to sustain our strong revenue and profitability growth. We look forward to helping the next million kids with our portfolio of the most advanced pediatric orthopedic solutions."

Fourth Quarter and Full Year 2023 Financial Results
Total revenue for the fourth quarter of 2023 was $37.6 million, a 21% increase compared to $31.0 million for the same period last year. The increase in revenue in the fourth quarter of 2023 was driven primarily by growth across Global Trauma and Deformity, Domestic Scoliosis, and OPSB, offset by lower growth in International Scoliosis. U.S. revenue for the fourth quarter of 2023 was $28.3 million, a 24% increase compared to $22.7 million for the same period last year, representing 75% of total revenue. The increase in revenue in the fourth quarter of 2023 was driven primarily by growth across Trauma and Deformity, Scoliosis, and OPSB. International revenue for the fourth quarter of 2023 was $9.4 million, a 13% increase compared to $8.3 million for the same period last year, representing 25% of total revenue. Growth in the quarter was primarily driven by Trauma and Deformity, offset by lower Scoliosis sales to stocking distributors in South America.

Total revenue for the full year 2023 was $148.7 million, a 22% increase compared to $122.3 million in 2022. Full year U.S. revenue was $111.0 million, a 20% increase compared to $92.4 million in 2022, representing 75% of total revenue. International revenue for the full year 2023 was $37.7 million, a 26% increase compared to $29.9 million in 2022, representing 25% of total revenue.

Trauma and Deformity revenue for the fourth quarter of 2023 was $27.1 million, a 23% increase compared to $22.1 million for the same period last year. Revenue was driven by growth from Pega products, Trauma, Ex-Fix, and OPSB. Scoliosis revenue was $9.7 million, a 20% increase compared to $8.0 million for the fourth quarter of 2022. Scoliosis growth was driven primarily by increased U.S. growth across the Response and ApiFix non-fusion system, partially offset by cancelled cases from late December RSV infections and lower than expected orders in Latin and South America. Sports Medicine/Other revenue for the fourth quarter of 2023 was $0.9 million, compared to $0.9 million for the same period last year.

Trauma and Deformity revenue for the full year 2023 was $106.8 million, a 26% increase compared to $85.1 million in 2022. Scoliosis revenue for the full year 2023 was $37.9 million, a 13% increase compared to $33.4 million in 2022. Sports Medicine/Other revenue for the full year 2023 was $4.0 million, a 6% increase compared to $3.8 million in 2022.

Gross profit for the fourth quarter of 2023 was $26.7 million, a $5.5 million increase compared to $21.2 million for the same period last year. Gross profit margin for the fourth quarter of 2023 was 71.0%, compared to 68.5% for the same period last year. For the full year 2023, gross profit margin was 74.8%, compared to 74.1% in 2022. The slight increase in gross profit margin was driven primarily by lower set sales to international stocking distributors.

Total operating expenses for the fourth quarter of 2023 were $34.8 million, a $5.2 million increase compared to $29.5 million for the same period last year. Full year operating expenses were $138.0 million, a 19% increase compared to $116.1 million in 2022. The increase was mainly driven by volume of units sold, increased volume related commission, as well as incremental personnel required to support the growth of the company.

Sales and marketing expenses increased $1.5 million, or 14%, to $12.4 million in the fourth quarter of 2023. For the full year 2023, sales and marketing expense increased $6.3 million, or 14%, to $51.4 million. The increase was primarily driven by increased sales commission expenses.

General and administrative expenses increased $3.0 million, or 18%, to $19.6 million in the fourth quarter of 2023. For the full year 2023, general and administrative expense increased $16.0 million, or 27%, to $75.4 million. The fourth quarter and full year increases were driven primarily by the addition of personnel and resources to support the continued expansion of the business and an increase in depreciation and amortization.

Total other income was $1.2 million for the fourth quarter of 2023, compared to $0.4 million for the same period last year, and was $5.4 million for 2023 compared to $21.7 million for 2022. In the fourth quarter of 2023, we realized an immaterial fair value adjustment benefit compared to a $0.5 million benefit for the fourth quarter of 2022. For 2023, fair value adjustment of contingent consideration was a benefit of $3.0 million compared to a $25.9 million benefit for 2022.

Net loss for the fourth quarter of 2023 was $6.7 million, compared to $7.8 million for the same period last year. Net loss per share for the period was $0.29 per basic share and diluted share, compared to $0.35 per basic and diluted share for the same period last year. Adjusted EBITDA for the fourth quarter of 2023 was $1.3 million as compared to a loss of $2.2 million for the fourth quarter of 2022.

Net loss for the full year 2023 was $21.0 million, compared to a net income of $1.3 million last year. Fair value adjustment of contingent consideration for total year 2023 was a favorable $3.0 million compared to a favorable $25.9 million in 2022. Net loss per share for the period was $0.92 per basic and diluted share, compared to net income of $0.06 per basic and diluted share for the same period last year. Adjusted EBITDA for the full year 2023 was $5.0 million compared to $0.2 million for the full year 2022. See below for additional information and a reconciliation of non-GAAP financial information.

Weighted average diluted shares outstanding for the three months ended December 31, 2023 was 22,762,689 shares.

As of December 31, 2023, cash and cash equivalents, short-term investments and restricted cash were $82.3 million compared to $84.0 million and $119.8 million as of September 30, 2023 and December 31, 2022, respectively. As of December 31, 2023, $10.0 million had been drawn on the new line of credit with MidCap. Post closing the Boston Orthotics & Prosthetics acquisition OrthoPediatrics cash and restricted cash balance was approximately $60 million.

Full Year 2024 Financial Guidance
For full year 2024, the Company expects its revenue to be in the range of $197.0 million to $200.0 million, representing growth of 32% to 34% over 2023 revenue. The Company also expects its annual set deployment to be less than $20.0 million and expects to generate $8.0 million to $9.0 million of adjusted EBITDA for full year 2024.

Conference Call
OrthoPediatrics will host a conference call on Thursday, March 7, 2024, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 1, 2023, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted loss per share in this press release represents diluted (loss) earnings per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring Pega conversion fees, and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. We believe that providing the non-GAAP diluted (loss) earnings per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss (income), plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring Pega conversion fees, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted (loss) earnings per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted (loss) earnings per share to non-GAAP diluted (loss) earnings and net (loss) income to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 71 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	December 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash	$31,055	$8,991
Restricted cash	1,972	1,471
Short term investments	49,251	109,299
Accounts receivable - trade, net of allowances of $1,373 and $1,056, respectively	34,617	24,800
Inventories, net	105,851	78,192
Prepaid expenses and other current assets	3,750	3,966
Total current assets	226,496	226,719

Property and equipment, net	41,048	34,286

Other assets:
Amortizable intangible assets, net	69,275	64,980
Goodwill	83,699	86,821
Other intangible assets	15,287	14,921
Other non-current assets	2,940	—
Total other assets	171,201	166,722

Total assets	$438,745	$427,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	12,649	11,150
Accrued compensation and benefits	11,325	6,744
Current portion of long-term debt with affiliate	152	144
Current portion of acquisition installment payable	10,149	7,815
Other current liabilities	7,391	5,018
Total current liabilities	41,666	30,871

Long-term liabilities:
Long-term debt, net of current portion	9,297	—
Long-term debt with affiliate, net of current portion	611	763
Acquisition installment payment, net of current portion	3,551	8,019
Contingent consideration	—	2,980
Deferred income taxes	5,483	5,954
Other long-term liabilities	1,112	492
Total long-term liabilities	20,054	18,208

Total liabilities	61,720	49,079

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 23,378,408 shares and 22,877,962 shares issued as of December 31, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	580,287	560,810
Accumulated deficit	(197,742)	(176,768)
Accumulated other comprehensive loss	(5,526)	(5,400)
Total stockholders' equity	377,025	378,648

Total liabilities and stockholders' equity	$438,745	$427,727

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net revenue	$37,613	$30,994	$148,732	$122,289
Cost of revenue	10,899	9,770	37,479	31,629
Gross profit	26,714	21,224	111,253	90,660

Operating expenses:
Sales and marketing	12,439	10,945	51,402	45,053
General and administrative	19,594	16,554	75,421	59,383
Trademark impairment	—	—	985	3,609
Research and development	2,747	2,034	10,196	8,014
Total operating expenses	34,780	29,533	138,004	116,059

Operating loss	(8,066)	(8,309)	(26,751)	(25,399)

Other (income) expenses:
Interest (income) expense, net	(303)	(61)	(198)	2,424
Fair value adjustment of contingent consideration	(6)	(480)	(2,980)	(25,930)
Other (income) expense, net	(854)	129	(2,261)	1,796
Total other income	(1,163)	(412)	(5,439)	(21,710)

Loss before income taxes	$(6,903)	$(7,897)	(21,312)	(3,689)
Provision for income taxes (benefit)	(212)	(48)	(338)	(4,947)
Net (loss) income	$(6,691)	$(7,849)	$(20,974)	$1,258
Weighted average shares outstanding
Basic	22,762,689	22,473,616	22,675,477	20,704,556
Diluted	22,762,689	22,473,616	22,675,477	20,947,727
Net (loss) income per share
Basic	$(0.29)	$(0.35)	$(0.92)	$0.06
Diluted	$(0.29)	$(0.35)	$(0.92)	$0.06

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Twelve Months Ended December 31,
	2023	2022
OPERATING ACTIVITIES
Net (loss) income	$(20,974)	$1,258
Adjustments to reconcile net loss to net cash used in operating activities:
Trademark impairment	985	3,609
Depreciation and amortization	17,385	13,099
Stock-based compensation	10,526	6,679
Fair value adjustment of contingent consideration	(2,980)	(25,930)
Accretion of acquisition installment payable	1,372	2,307
Deferred income taxes	(1,163)	(5,032)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(9,724)	(3,983)
Inventories	(26,279)	(16,938)
Prepaid expenses and other current assets	94	(506)
Accounts payable - trade	1,491	(209)
Accrued expenses and other liabilities	6,852	3,344
Other	(4,631)	536
Net cash used in operating activities	(27,046)	(21,766)

INVESTING ACTIVITIES
Acquisition of MedTech, net of cash acquired	(3,097)	—
Acquisition of Rhino assets	(546)	—
Acquisition of MDO, net of cash acquired	—	(8,360)
Acquisition of Pega, net of cash acquired	—	(31,730)
Purchases of licenses	(2,106)	—
Sale of short-term marketable securities	112,904	46,872
Purchase of short-term marketable securities	(48,600)	(110,122)
Purchases of property and equipment	(16,878)	(10,031)
Net cash provided by (used in) investing activities	41,677	(113,371)

FINANCING ACTIVITIES
Payments on debt with affiliate	—	(31,000)
Proceeds from issuance of debt with affiliate	—	31,000
Proceeds from issuance of debt	9,424	—
Proceeds from issuance of common stock, net of issuance costs	—	139,282
Proceeds from exercise of stock options	21	63
Installment payment for ApiFix	(2,000)	(3,234)
Payments on mortgage notes	(144)	(137)
Net cash provided by financing activities	7,301	135,974

Effect of exchange rate changes on cash	633	619

NET INCREASE IN CASH AND RESTRICTED CASH	22,565	1,456

Cash and restricted cash, beginning of period	$10,462	$9,006
Cash and restricted cash, end of period	$33,027	$10,462

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$42	$700
Transfer of instruments between property and equipment and inventory	$57	$(234)
Issuance of common shares for ApiFix acquisition installment	$6,178	$10,410
Issuance of common shares to acquire MedTech	$2,274	$—
Issuance of common shares to acquire Rhino assets	$478	$—
Issuance of common shares to acquire MDO	$—	$9,707
Right-of-use assets obtained in exchange for lease liabilities	$706	$213
Debt issuance costs not yet paid	$127	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by geographic location:	2023	2022	2023	2022
U.S.	$28,262	$22,732	$111,010	$92,419
International	9,351	8,262	37,722	29,870
Total	$37,613	$30,994	$148,732	$122,289

	Three Months Ended December 31,		Twelve Months Ended December 31,
Product sales by category:	2023	2022	2023	2022
Trauma and deformity	$27,066	$22,080	$106,781	$85,055
Scoliosis	9,663	8,044	37,933	33,428
Sports medicine/other	884	870	4,018	3,806
Total	$37,613	$30,994	$148,732	$122,289

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS (INCOME) TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(6,691)	$(7,849)	$(20,974)	$1,258
Interest (income) expense, net	(303)	(61)	(198)	2,424
Other (income) expense, net	(854)	129	(2,261)	1,796
Provision for income taxes (benefit)	(212)	(48)	(338)	(4,947)
Depreciation and amortization	5,479	3,843	17,385	13,422
Trademark impairment	—	—	985	3,609
Stock-based compensation	2,516	1,568	10,526	6,677
Fair value adjustment of contingent consideration	(6)	(480)	(2,980)	(25,930)
Acquisition related costs	451	—	650	818
Nonrecurring Pega conversion fees	—	—	277	—
Minimum purchase commitment cost	915	662	1,968	1,100
Adjusted EBITDA	$1,295	$(2,236)	$5,040	$227

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE TO NON-GAAP ADJUSTED DILUTED (LOSS) PER SHARE
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(Loss) income per share, diluted (GAAP)	$(0.29)	$(0.35)	$(0.92)	$0.06
Accretion of interest attributable to acquisition installment payable	0.01	0.02	0.05	0.11
Fair value adjustment of contingent consideration	—	(0.02)	(0.13)	(1.25)
Trademark impairment	—	—	0.04	0.17
Acquisition related costs	0.02	—	0.03	0.04
Nonrecurring Pega conversion fees	—	—	0.01	—
Minimum purchase commitment cost	0.04	0.03	0.09	0.05
Adjusted loss per share, diluted (non-GAAP)	$(0.22)	$(0.32)	$(0.83)	$(0.82)